EXHIBIT 3.3

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

VISIUM TECHNOLOGIES, INC.

(Pursuant to Sections 607.0602 and 607.1006 of the Florida Business Corporation Act)

Visium Technologies, Inc., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), hereby files these Articles of Amendment to its Articles of Incorporation with the Florida Department of State, Division of Corporations, as follows:

ARTICLE I — NAME AND IDENTIFICATION

The name of the Corporation is Visium Technologies, Inc. The Corporation's Florida Department of State document number is P04000085655.

ARTICLE II — AMENDMENT

Pursuant to Section 607.0602 of the Florida Business Corporation Act, the Board of Directors of the Corporation, by resolutions duly adopted on April 7, 2026, authorized and directed the filing of the following Certificates of Designation with the Florida Department of State, Division of Corporations, which Certificates are incorporated herein by reference and attached hereto as Exhibit A and Exhibit B, respectively:

(a) Certificate of Designation of Series A Convertible Preferred Stock (Exhibit A); and

(b) Certificate of Designation of Series B Convertible Preferred Stock (Exhibit B).

The filing of these Certificates constitutes an amendment to the Corporation's Articles of Incorporation in accordance with Florida law.

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ARTICLE III — ADOPTION

These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on April 7, 2026, pursuant to Section 607.0602 of the Florida Business Corporation Act. No shareholder approval is required for the designation of series of preferred stock by the Board of Directors under applicable Florida law.

ARTICLE IV — EFFECTIVE DATE

These Articles of Amendment shall be effective upon filing with the Florida Department of State, Division of Corporations.

IN WITNESS WHEREOF, the undersigned officer of Visium Technologies, Inc. has executed these Articles of Amendment as of April 7, 2026.

VISIUM TECHNOLOGIES, INC.,

a Florida corporation

By:
Name:	Mark Lucky
Title:	Chief Executive Officer
Date:	April 7, 2026

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Exhibit A

Certificate of Designation of Series A Convertible Preferred Stock

NUSTATE ENERGY HOLDINGS, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATION

OF

SERIES A FOUNDERS PREFERRED STOCK

I. DESIGNATION, AMOUNT & DIVIDENDS

A. Designation The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock, $.001 par value with price per share of $0.25 (Twenty Five Cents) (the “Series A Preferred Stock”).

B. Number of Shares. The number of shares of Series A Preferred Stock authorized shall be 20,000,000 (twenty million).

C. Dividends: Initially, there will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the Board of Directors consistent with the Corporation’s Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board of Directors shall promptly file or cause to be filed.

II LIQUIDATION RIGHTS In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of Series A Preferred Stock shall be entitled to receive, on parity with other Preferred Share Holders, assets of the Corporation available for distribution to the holders of capital stock of the Corporation. The Series A Preferred Stock shall have priority and preference with respect to any distribution of any of the assets of the Corporation to Common Stock shareholders. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation's assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Article III.

III. CONVERSION. In the event of a conversion of the Preferred Shares (the “ Conversion ”) of Series A Preferred Stock to shares of Common Stock, par value $.001 per (the “ Common Stock ”), each one share of Series A Preferred Stock shall equal one (1) share of Common Stock. In the event the Common Stock price per share is lower than $0.10 (ten cents) per share then the Conversion shall be set at $0.035 per share. The Common Stock shares shall be governed by a Lock-Up/Leak-Out Agreement to assure our minority shareholders are protected. See Exhibit A.

A.

Conversion at the Option of the Holder. (a) Each share of Series A Preferred Stock is convertible, in whole, at the option of the Holder thereof (“Optional Conversion”) in conjunction with an Issuance Request into shares of Common Stock.

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B. Mechanics of Conversion. The conversion right of a holder shall be exercised by the holder of the shares of Series A Preferred Stock (held by the Transfer Agent in “Book Ledger) by contacting the Company any time after the two year holding period. Once approved, the Company will send a Stock Issuance Request to the Transfer Agent who will be responsible for all further conversions. The Transfer Agent will adjust the Preferred Share Series A Sock Ledger each time a conversion takes place. The holder of Series A Preferred Stock to be converted may contact the Company any time during usual business hours at its principal place of business, accompanied by written notice to the Corporation that the holder elects to convert their share of Series A Preferred Stock and specifying the name or names (with address) in which the Common Stock Certificate issued. Proof of ownership or other appropriate evidence of ownership (Passport or Driver’s License photocopied and notarized). The date on which a holder of Series A Preferred Stock satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date”. The Corporation will deliver shares of Common Stock due upon conversion. Immediately prior to the close of business on the Conversion Date, the holder of Series A Preferred Stock shall be deemed to be the holder of record of the shares of Common Stock issuable upon conversion of such holder’s Series A Preferred Stock. In the 49th month following the two year (2) Lock Up, the Transfer Agent shall convert the remaining Series A Preferred Shares to the appropriate number of Common Shares of the Conversion Date, all rights with respect to the Share of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to (a) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock into which such share of Series A Preferred Stock has been converted and (b) exercise the rights to which they are entitled as holders of Common Stock.

C. Settlement upon Conversion. The Company shall satisfy its obligation to deliver shares of Common Stock upon conversion of Series A Preferred Stock by delivering to holders of Series A Preferred Stock Common Stock with the conversion applicable to the number of shares in accordance with the Conversion Rate regulated by the Price Per Share, trailing average and Lock Up / Leak Out Agreement, as soon as practicable after the fifth Trading Day (but in no event later than the tenth Business Day) following the Conversion Date.

D. No Fractional Shares: No fractional shares of Common Stock will be issued from the Conversion of the Series A Preferred Stock. If the Conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock to a holder, then the Corporation shall issue one share of Common Stock to each holder of Series A Preferred Stock with a fractional share as the result of the Conversion.

E. Non-Dilution:  The share of Series A Preferred Stock is anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section III prior to the reverse split, Example: 100 Preferred shares shall convert to 100 Common Shares. The conversion rate of shares of Series A Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

IV. RANK All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation’s Common Stock, par value $.0001 per share (the “ Common Stock ”), (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to Series C Preferred Stock created specifically for ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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V. VOTING RIGHTS Each one share of the Series A Preferred Stock shall not have voting rights.

VI. PRICE: The initial price of each share of Series A Preferred Stock shall be $0.25 Cents

VII. MISCELLANEOUS

A. Status of Converted or Redeemed Stock: In case any share of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock, and shall no longer be designated as Series A Preferred Stock.

B. Lost or Stolen Certificates : Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver a new Preferred Stock Certificate at the cost of the shareholder. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the holder of Series A Preferred Stock contemporaneously requests the Corporation to convert such holder’s Series A Preferred Stock.

C. Waiver : Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred Stock.

D. Notices : Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

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Exhibit B

Certificate of Designation of Series B Convertible Preferred Stock

NUSTATE ENERGY HOLDINGS, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATION

OF

SERIES B PREFERRED STOCK

I. DESIGNATION, AMOUNT & DIVIDENDS

A. Designation The designation of said series of Preferred Stock shall be Series B Convertible Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”).

B. Number of Shares. The number of shares of Series B Preferred Stock authorized shall not exceed Ten (10) Million Shares. Each share of Series B Preferred Stock shall have a stated par value equal to $.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares)(the “Series B Stated Value”).

 C. Dividends: Initially, there will be no dividends due or payable on the Series B Preferred Stock. Any future terms with respect to dividends shall be determined by the Board of Directors consistent with the Corporation’s Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board of Directors shall promptly file or cause to be filed.

II LIQUIDATION RIGHTS In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of Series B Preferred Stock shall be entitled to receive, on parity with other Preferred Share Holders, assets of the Corporation available for distribution to the holders of capital stock of the Corporation. The Series B Preferred Stock shall have priority and preference with respect to any distribution of any of the assets of the Corporation to Common Stock shareholders. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation's assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Article III.

III. CONVERSION AND NON-DILUTION. In the event of a conversion of the Preferred Shares (the “Conversion”) of Series B Preferred Stock to shares of Common Stock, par value $.001, $0.25 per share (the “Preferred Stock”), each one (1) share of Preferred Stock shall convert to five (5) shares of Common Stock. The Common Stock shall be governed by a Lock-Up/Leak-Out Agreement to assure our all shareholders are protected. See Exhibit A.

A.

Conversion at the Option of the Holder. (a) Each share of Series B Preferred Stock is convertible, in whole, at the option of the Holder thereof (“Optional Conversion ”) in conjunction with an Issuance Request and in compliance with the Lock Up Leak Out Agreement into shares of Common Stock equal to one (1) share of Preferred Stock for five (5) shares of Common Stock (the “conversion Rate ”).

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B. Mechanics of Conversion. The conversion right of a holder shall be exercised by the holder of the shares of Series B Preferred Stock by contacting the Company. Once approved, the Preferred Share Certificate shall be surrender to the Company’s Transfer Agent. Series B Preferred Stock to be converted at any time during usual business hours at its principal place of business, accompanied by written notice to the Corporation that the holder elects to convert their shares of Series B Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates shall be held in and other appropriate evidence of ownership representing shares of Preferred Stock (if so required by the Corporation or the Transfer Agent) by a written instrument or instruments of transfer in form (Stock Power). The date on which a holder of Series B Preferred Stock satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date”. The Corporation will deliver shares of Common Stock due upon conversion. Immediately prior to the close of business on the Conversion Date, each converting holder of Series B Preferred Stock shall receive a “Book Ledger” representing the amount of Common Shares available for sale and the balance of unconverted Series B Preferred Shares from Madison Stock Transfer, Shareholder will receive a monthly statement from the Transfer Agent. Preferred shareholder shall be deemed to be the holder of record of the shares of Common Stock issuable upon conversion of such holder’s Series B Preferred Stock. According to the terms of the Lock Up/Leak Out Agreement in the 49th Month of the Leak Out period Transfer Agent will “Convert” the remaining Preferred Shares to the appropriate amount of Common Shares at which time the share register of the Company shall then be closed. Upon final conversion  “Conversion Date”, all rights with respect to the Shares of Series B Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to (a) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock into which such share of Series B Preferred Stock has been converted and (b) exercise the rights to which they are entitled as holders of Common Stock.

C. Settlement upon Conversion. The Company shall satisfy its obligation to deliver shares of Common Stock upon the conversion of Series B Preferred Stock by delivering to holders of Series B Preferred Stock surrendering shares for conversion the applicable number of shares in accordance with the Conversion Rate regulated by the Lock Up / Leak Out Agreement, as soon as practicable after the fifth Trading Day (but in no event later than the tenth Business Day) following the Conversion Date.

D. No Fractional Shares: No fractional shares of Common Stock will be issued from the Conversion of the Series B Preferred Stock. If the Conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock to a holder, then the Corporation shall issue one share of Common Stock to each holder of Series B Preferred Stock with a fractional share as the result of the Conversion.

E. Non-Dilution:  The share of Series B Preferred Stock is anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section III prior to the reverse split. The conversion rate of shares of Series B Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

IV. RANK All shares of the Series B Preferred Stock shall rank (i) senior to the Corporation’s Common Stock, par value $.001 per share (the “ Common Stock ”), (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series B Preferred Stock and (iii) junior to Series A Preferred Stock created specifically for ranking, by its terms, senior to the Series B Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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V. VOTING RIGHTS Each one share of the Series B Preferred Stock shall not have voting rights.

VI. PRICE: The initial price of each share of Series B Preferred Stock shall be $0.25

VII. MISCELLANEOUS

A. Status of Converted or Redeemed Stock: In case any share of Series B Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock, and shall no longer be designated as Series B Preferred Stock.

B. Lost or Stolen Certificates : Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver a new Preferred Stock Certificate at the cost of the shareholder. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the holder of Series B Preferred Stock contemporaneously requests the Corporation to convert such holder’s Series B Preferred Stock.

C. Waiver : Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series B Preferred Stock.

D. Notices : Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

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